Contract for Funds to EXQUISITE ACQUISITION, INC.

The following agreement is made between Thomas DeNunzio and Exquisite Acquisition, Inc.

I, Thomas DeNunzio, agree and state my intention to pay for the offering costs and any subsequent fees to the offering or relating to the offering of Exquisite Acquisition, Inc. in the amount of up to $10,000 so long as it is it financial feasible for me to do so. It is expected that the offering costs and any subsequent fees to the offering or relating to the offering will not exceed this amount.

This should not be taken as a guarantee of future funds in any amount, and should merely be taken as a statement that so long as my financial situation allows me to, I will provide funds to the Company to cover the previously mentioned costs up to $10,000. “Financially feasible” for the purposes of this contract is defined as being in a financial position in which other debts would be able to be paid due while still being able to pay the debts of the offering or other related costs.

Signature: /s/ Thomas DeNunzio

Name: Thomas DeNunzio

President & CEO

Date: January 26, 2015